Exhibit (c)(7)

November 11, 2012

This presentation was prepared by J.P. Morgan and Lazard Frères & Co. LLC (the “Advisors”) exclusively for the benefit and internal use of their client, the Special Committee of the Board of Directors (the “Special Committee”) of CNH Global N.V. (together with its subsidiaries, the “Company”), in order to assist the Special Committee in evaluating, on a preliminary basis, a possible transaction or transactions and does not carry any right of publication or disclosure, in whole or in part, to any other party. This presentation is for discussion purposes only and is incomplete without reference to, and should be viewed solely in conjunction with, the oral briefing provided by the Advisors. Neither this presentation nor any of its contents may be disclosed or used for any other purpose without the prior written consent of the Advisors. The information set forth herein is based upon economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof, unless indicated otherwise.

The information in this presentation is based upon management forecasts supplied to us the Company and Fiat Industrial S.p.A. (together with its subsidiaries, “Fiat Industrial”) and reflects prevailing conditions and our views as of this date, all of which are accordingly subject to change. Any views or estimates of the Advisors set forth herein should be regarded as indicative, preliminary and for illustrative purposes only. In preparing this presentation, we have relied upon and assumed, without independent verification, the accuracy and completeness of all information available from public sources or which was provided to us by or on behalf of the Special Committee, the Company or Fiat Industrial, or which was otherwise reviewed by us. With respect to financial forecasts, we have assumed that they have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of management of the Company and Fiat Industrial as to the future financial performance of the Company or Fiat Industrial. We assume no responsibility for and express no view as to such forecasts or the assumptions on which they are based. In addition, our analyses are not and do not purport to be appraisals of the assets, stock, or business of the Company. The Advisors make no representations as to the actual value which may be received in connection with a transaction nor the legal, tax or accounting effects of consummating a transaction.

Notwithstanding anything herein to the contrary, the Special Committee, the Company and each of its representatives or other agents may disclose to any and all persons, without limitation of any kind, the U.S. federal and state income tax treatment and the U.S. federal and state income tax structure of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to the Special Committee relating to such tax treatment and tax structure insofar as such treatment and/or structure relates to a U.S. federal or state income tax strategy provided to the Special Committee by the Advisors.

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IRS Circular 230 Disclosure: The Advisors and their affiliates do not provide tax advice. Accordingly, any discussion of U.S. tax matters included herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone not affiliated with the Advisors of any of the matters addressed herein or for the purpose of avoiding U.S. tax-related penalties.

J.P. Morgan is a marketing name for investment banking businesses of JPMorgan Chase & Co. and its subsidiaries worldwide. Securities, syndicated loan arranging, financial advisory and other investment banking activities are performed by a combination of J.P. Morgan Securities LLC, J.P. Morgan Limited, J.P. Morgan Securities Ltd. and the appropriately licensed subsidiaries of JPMorgan Chase & Co. in Asia-Pacific, and lending, derivatives and other commercial banking activities are performed by JPMorgan Chase Bank, N.A. J.P. Morgan deal team members may be employees of any of the foregoing entities.

Summary of recent developments for discussion with the Special Committee

•     On November 4th, Sergio Marchionne presented a potential revised offer: 3.828x stock (then worth approximately $41.50) and a $7.50 special cash dividend payable prior to year end, with a post closing put option at $41.50 in cash for the stock component

•     In addition to receiving the revised proposal from FI, further due diligence has resulted in additional factors influencing value since valuation was last discussed with the Special Committee

•     An additional perspective of the potential FPT price increase, including the conclusions of a third party analysis

•     Further understanding from CNH management of the financing relationship between CNH Equipment Operations and Financial Services

•     Specifically, clarification regarding the amount of intersegment receivables that would not be available as a liquid cash equivalent

•     The revised valuation analysis also reflects updated street cases (given recent quarterly earnings announcements), current public market multiples and benchmarking

•     The financial advisors have also analyzed the proposed cash conversion feature embedded in the current proposal

Summary of proposed terms

Structure	• FI and CNH to combine into a new holding company (“Newco”) organized in The Netherlands

Consideration

•       $7.50 special dividend (will use reasonable best efforts to pay the special dividend by year-end 2012); note: the equivalent dividend to FI will be deferred and paid only if the merger is not completed; plus,

•       3.828x Class A Newco shares:

•       Class A shares will give the right, at the election of the holder, to convert such shares to Preference Shares, which can be sold for cash in a tender offer for $41.50 per CNH share (conversion available to shareholders for a [10-15] day period starting [7] days after completion of the merger); or,

• If CNH shareholders do not convert to Preference Shares, Class A shares will become fully fungible with Newco common shares following the conversion period

• Aggregate cash consideration received by shareholders electing for cash conversion = $49.00 per CNH share

Cash conversion feature

•       Holders of Class A shares who make an election during the conversion period will receive Preference Shares with notional value of $10.84 ($41.50/3.828x); it is the intention that the Preference Shares will not be listed

•       Third party, or Newco, would undertake to make a cash tender offer to purchase Preference Shares (Newco may agree to subsequently repurchase the shares from the third party); it has been represented that third party would be a credit-worthy entity

Governance

•       Newco to implement a loyalty voting structure allowing shareholders that participate in the shareholder’s meeting of FI or CNH to be entitled to two votes per share as long as shares are held until closing or if new a shareholder continuously holds shares of Newco for at least three years; shares entitled to two votes will revert to single-vote shares if transferred by holder

Listing	• Newco to be listed on the NYSE (FI currently listed in Milan; CNH on the NYSE); secondary listing potentially on European exchange (to be determined)

Key closing conditions

•       Approval by CNH shareholders (assured by FI vote; no “majority of the minority” proposed) and by FI shareholders; regulatory approval; NYSE listing approval; no substantial creditor opposition under Italian or Dutch law; €250mm cap on exercise of withdrawal rights and creditor rights

Expected closing	• ~5 months from signing to closing (preliminary estimate by FI legal counsel)

Illustrative market value to CNH shareholders

Source: FactSet, company filings.

Note: assumes FX rate of 1.273x as of 11/8/12.

Valuation considerations — new items

CNH — updated valuation summary — excluding new items

(per share data)

Note: Total number of shares assumes 240m outstanding common shares and dilution from stock options and RSUs using the treasury stock method.

(1)	WACC range of 9.5% to 10.5%. PGR range of 1.5% to 2.5%. Valuation date as of 12/31/2012.
(2)	Assumes 04-04-2012 is “unaffected” date.
(3)	Based on Street 2013E EBITDA.

CNH — valuation summary — including new items (except put option)

(per share data)

Note: Total number of shares assumes 240m outstanding common shares and dilution from stock options and RSUs using the treasury stock method.

(1)    WACC range of 9.5.0% to 10.5%. PGR range of 1.5% to 2.5%. Valuation date as of 12/31/12.

(2)    FPT pricing scenario defined as 50% of proposed FPT price increase with 75% pass-through to CNH customers, per Management guidance.

(3)    Adjusted for portion of intersegment notes receivable that constitute a “quasi-permanent” funding source at Financial Services, per Management guidance.

FI — updated valuation summary — excluding new items

(per share data)

Note: EUR to USD exchange rate of 1.25. NOSH based on common shares outstanding of 1,223m (no outstanding options at FI level).

(1)	WACC range of 10.0% to 11.0%. PGR range of 1.5% to 2.5%. Valuation date as of 12/31/12.
(2)	Assumes 04-04-2012 is “unaffected” date.
(3)	Based on Street 2013E EBITDA.

FI — valuation summary — including new items (except put option)

(per share data)

Note: EUR to USD exchange rate of 1.25. NOSH based on common shares outstanding of 1,223m (no outstanding options at FI level).

(1)	WACC range of 10.0% to 11.0%. PGR range of 1.5% to 2.5%. Valuation date as of 12/31/12.
(2)	FPT pricing scenario defined as 50% of proposed FPT price increase with 75% pass-through to CNH customers, per Management guidance.
(3)	Adjusted for portion of intersegment notes receivable that constitute a “quasi-permanent” funding source at Financial Services, per Management guidance.

Implied exchange ratio — sensitivity analysis with $7.50 dividend

Note: Assumes EUR to USD foreign exchange rate of 1.25.

Unless otherwise noted, analysis excludes FPT proposed price increase.

(1)	FPT pricing scenario defined as 50% of proposed FPT price increase with 75% pass-through to CNH customers, per Management guidance. Adjusted for portion of intersegment notes receivable that constitute a “quasi-permanent” funding source at Financial Services, per Management guidance.

Implied exchange ratio — sensitivity analysis with $8.50 dividend

Note: Assumes EUR to USD foreign exchange rate of 1.25.

Unless otherwise noted, analysis excludes FPT proposed price increase.

(1)	FPT pricing scenario defined as 50% of proposed FPT price increase with 75% pass-through to CNH customers, per Management guidance. Adjusted for portion of intersegment notes receivable that constitute a “quasi-permanent” funding source at Financial Services, per Management guidance.

Implied exchange ratio – sensitivity analysis with $9.50 dividend

Note: Assumes EUR to USD foreign exchange rate of 1.25.

Unless otherwise noted, analysis excludes FPT proposed price increase.

(1)	FPT pricing scenario defined as 50% of proposed FPT price increase with 75% pass-through to CNH customers, per Management guidance. Adjusted for portion of intersegment notes receivable that constitute a “quasi-permanent” funding source at Financial Services, per Management guidance.

Implied exchange ratio – sensitivity analysis with $10.50 dividend

Note: Assumes EUR to USD foreign exchange rate of 1.25.

Unless otherwise noted, analysis excludes FPT proposed price increase.

(1)	FPT pricing scenario defined as 50% of proposed FPT price increase with 75% pass-through to CNH customers, per Management guidance. Adjusted for portion of intersegment notes receivable that constitute a “quasi-permanent” funding source at Financial Services, per Management guidance.

Agenda

Natural historical exchange ratio

Source: FactSet as of 11/8/12

Cash conversion feature — value considerations

Source: Bloomberg, Factset as of 11/8/2012.

[1]	Shading indicates theoretical valuation at 11/8/2012 FI share price; blue dotted box indicates theoretical valuation for an at-the-money put option.

CNH street projection comparison

($ in millions)

Source: Wall Street Research.

Note: Street Case is the sum of the median values for the Agriculture and Construction segments.

Iveco street projection comparison

(€ in millions)

Source: Wall Street Research.

FPT street projection comparison

(€ in millions)

Source: Wall Street Research.

Iveco + FPT street projection comparison

(€ in millions)

Source: Wall Street Research.

CNH analysis at various prices

$mm

		Current[1] 4.1654x	Unaffected 3.8280x	Illustrative exchange ratios 4.0000x	4.2000x	4.4000x	4.6000x	4.8000x	5.0000x
Premium									
Unaffected exchange ratio (March to April)	3.8280x	*8.8%*	*0.0%*	*4.5%*	*9.7%*	*14.9%*	*20.2%*	*25.4%*	*30.6%*
Exchange ratio on proposal (5/30/2012)	4.0605x	*2.6%*	*(5.7%)*	*(1.5%)*	*3.4%*	*8.4%*	*13.3%*	*18.2%*	*23.1%*
Current exchange ratio	4.1654x	*0.0%*	*(8.1%)*	*(4.0%)*	*0.8%*	*5.6%*	*10.4%*	*15.2%*	*20.0%*
Exchange ratio on 11/9/12	4.1908x	*(0.6%)*	*(8.7%)*	*(4.6%)*	*0.2%*	*5.0%*	*9.8%*	*14.5%*	*19.3%*
Total consideration ($mm)		$1,623	$1,510	$1,562	$1,635	$1,708	$1,782	$1,860	$1,937
Premium to unaffected ($mm)		$112	$0	$57	$124	$191	$259	$328	$397
Share price									
Memo: Implied share price		*$43.63*	*$40.10*	*$41.90*	*$43.99*	*$46.09*	*$48.18*	*$50.28*	*$52.37*
Memo: Implied share price with dividend	$7.50	*$51.13*	*$47.60*	*$49.40*	*$51.49*	*$53.59*	*$55.68*	*$57.78*	*$59.87*
Current share price	$43.63	*17.2%*	*9.1%*	*13.2%*	*18.0%*	*22.8%*	*27.6%*	*32.4%*	*37.2%*
11/9/12 share price	44.10	*15.9%*	*7.9%*	*12.0%*	*16.8%*	*21.5%*	*26.3%*	*31.0%*	*35.8%*
52 week high	47.74	*7.1%*	*(0.3%)*	*3.5%*	*7.9%*	*12.2%*	*16.6%*	*21.0%*	*25.4%*
4/4/12: Day before Sergio's comment	39.65	*29.0%*	*20.0%*	*24.6%*	*29.9%*	*35.2%*	*40.4%*	*45.7%*	*51.0%*
5/29/12: Day before proposal announcement	41.25	*24.0%*	*15.4%*	*19.8%*	*24.8%*	*29.9%*	*35.0%*	*40.1%*	*45.1%*
Total diluted shares outstanding		243.6	243.6	243.5	243.7	243.8	243.9	244.1	244.3
Equity value		**$10,630**	**$9,769**	**$10,203**	**$10,719**	**$11,235**	**$11,752**	**$12,272**	**$12,792**
Industrial debt		4,355	4,355	4,355	4,355	4,355	4,355	4,355	4,355
Industrial cash		(5,856)	(5,856)	(5,856)	(5,856)	(5,856)	(5,856)	(5,856)	(5,856)
Less: Net debt (cash)		(1,501)	(1,501)	(1,501)	(1,501)	(1,501)	(1,501)	(1,501)	(1,501)
Plus: Unfunded pensions & other OPEB		1,288	1,288	1,288	1,288	1,288	1,288	1,288	1,288
Plus: Minority interest		67	67	67	67	67	67	67	67
Less: Associates / JV		(770)	(770)	(770)	(770)	(770)	(770)	(770)	(770)
Less: BV of financial services		(2,256)	(2,256)	(2,256)	(2,256)	(2,256)	(2,256)	(2,256)	(2,256)
Firm value		**$7,457**	**$6,596**	**$7,031**	**$7,546**	**$8,062**	**$8,579**	**$9,099**	**$9,620**
Street FV/EBITDA									
2012E EBITDA	$1,678	4.4x	3.9x	4.2x	4.5x	4.8x	5.1x	5.4x	5.7x
2013E EBITDA	1,722	4.3x	3.8x	4.1x	4.4x	4.7x	5.0x	5.3x	5.6x
Management FV/EBITDA									
2012E EBITDA	$1,691	4.4x	3.9x	4.2x	4.5x	4.8x	5.1x	5.4x	5.7x
2013E EBITDA	1,610	4.6x	4.1x	4.4x	4.7x	5.0x	5.3x	5.7x	6.0x
Street P/E									
2012E PE	$1,109	9.6x	8.8x	9.2x	9.7x	10.1x	10.6x	11.1x	11.5x
2013E PE	1,147	9.3x	8.5x	8.9x	9.3x	9.8x	10.2x	10.7x	11.2x
Management P/E									
2012E PE	$954	11.1x	10.2x	10.7x	11.2x	11.8x	12.3x	12.9x	13.4x
2013E PE	925	11.5x	10.6x	11.0x	11.6x	12.1x	12.7x	13.3x	13.8x

Note: Management numbers exclude the impact of the proposed FPT price increase

[1]	Implied exchange ratio based on current FI price of €8.23 (or $10.47) as of 11/8/12; based on 11/8/12 FX rate of 1.2727x

Public market multiples

($ in millions, except per share data)

Source: Company information, equity research, FactSet as of 11/8/12

Note: Financials calendarized to December year end; multiples refer to industrial business only if applicable (firm value adjusted for book value of equity and net debt of financial services and forecast based on industrial financials); firm value adjusted for unfunded pension liabilities net of deferred tax assets; EBITDA adjusted for pension interest cost, capitalized R&D cost and associate income if applicable; CNH EBITDA adjusted for interest compensation to Financial Services; net income adjusted for capitalized R&D cost and amortization of capitalized R&D (post tax)

[1]	Navistar is for illustrative purposes and is excluded from all medians and means

Select agricultural and construction equipment M&A transaction benchmarks

Source: Company filings, press releases and news articles

Note: Target financials as of last twelve months; firm value adjusted for unfunded pension liabilities net of deferred tax assets; EBITDA adjusted for pension interest cost, capitalized R&D, and associate income if applicable; forecast based on consolidated financials

Precedent minority squeeze-out transactions

•	Includes the following universe of transactions:

•	Past 10 years

•	Minority squeeze-out transactions (U.S. public targets) with transaction values in excess of $250 million

•	At least 51% held at announcement and 100% ownership after transaction

•	Excluded short-form mergers and other subsequent offerings

Source: SDC, FactSet, Company filings.

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